Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)

SIGA Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share, Amended and Restated 2010 Stock Incentive Plan, as Amended	457(a)(2)	6,500,000(3)	$4.31	$28,015,000.00	0.0001381	$3,868.87
Total Offering Amounts					$28,015,000.00		$3,868.87
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$3,868.87

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of SIGA Technologies, Inc. (the “Registrant”) that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2)
Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $4.31, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq on June 17, 2026.

(3)
Represents an additional 6,500,000 shares of the Registrant’s common stock reserved for issuance under the Registrant’s Amended and Restated 2010 Stock Incentive Plan, as amended effective June 9, 2026.